VILLAGE SUPER MARKET, INC.
                          EXECUTIVE OFFICES
                         733 Mountain Avenue
                     Springfield, New Jersey 07081
                        Phone:  (973) 467-2200
                         Fax:  (973) 467-6582


                     VILLAGE SUPER MARKET, INC.
               DECLARES 10% QUARTERLY DIVIDEND INCREASE


Contact:      Kevin Begley, CFO
              (973) 467-2200, Ext. 220
              Kevin.Begley@wakefern.com



     Springfield, New Jersey - September 12, 2008 - The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) declared a 10% increase in the quarterly cash dividend. The increased quarterly cash dividend is $.33 per Class A common share and $.215 per Class B common share. The dividends will be payable on October 24, 2008 to shareholders of record at the close of business on October 10, 2008.

     Village Super Market operates a chain of 25 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.